UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TICC CAPITAL CORP.

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TPG Specialty Lending, Inc.

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On September 28, 2015, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Demonstrates Superior Value of Its Proposal in Letter to TICC Capital Corp. Stockholders

Highlights the Substantial Flaws of TICC’s Proposed Transaction and Failed History of Generating Stockholder Value

Urges TICC Stockholders to Vote Against All Proposals at Upcoming Special Meeting of Stockholders on October 27, 2015

NEW YORK—(BUSINESS WIRE)— TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, today sent a letter to all stockholders of TICC Capital Corp. (“TICC” Nasdaq: TICC) urging them to vote against the management at the upcoming special meeting of stockholders on October 27, 2015.

A copy of the letter follows:

Dear Fellow TICC Stockholders:

We are writing to you today on behalf of TPG Specialty Lending, Inc. (“TSLX”), a publicly traded specialty finance company focused on lending to middle-market companies and a fellow stockholder of TICC Capital Corp. (“TICC”). In only a matter of weeks, you will be asked to make a critical decision that will impact the future of your investment in TICC.

We know that TICC has been and will be reaching out to you directly to solicit support for what we believe is a transaction to replace the external manager with Benefit Street Partners L.L.C (“Benefit Street”) that does not deliver for stockholders and prioritizes delivering upfront monetary value to its external manager.

What TICC is unlikely to tell you is that at TSLX, we stand committed to delivering immediate and substantial value directly to you, the stockholder. TICC is only proposing the prospect of lower management fees. Stockholders should question the utility of this when Benefit Street brings no experience managing a publicly traded business development company and therefore has no proven ability in this sector to effectively generate stockholder value to you.

We have presented a proposal that would offer you shares of TSLX stock with a value of $7.50 for each of your existing shares of TICC (the “TSLX Proposal”). This represents a 20% premium to TICC’s undisturbed closing price on September 15, 2015— all “undisturbed” means is that we are comparing our offer to TICC’s stock price the day before TSLX publicly announced its proposal, before the market decided our proposal was worthwhile and caused TICC’s price to increase. The TSLX Proposal also provides you with the clear opportunity to participate in the further value creation of our industry-leading platform. Our proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, although this discount is less than the discount to net asset value at which the shares have traded since June 30th.

The TICC Board has thus far rejected our proposal without engaging with us in negotiations or even a discussion of the substance of our proposal, and remains steadfast in that rejection despite many third parties and even major TICC stockholders saying it warrants consideration.

Voting AGAINST management’s proposals will 1) halt an inferior transaction from moving forward, 2) send a clear message to TICC to engage with TSLX and 3) tell the TICC Board that you are fed up with its failed strategy and leadership. For more information go to www.changeTICCnow.com.

Stockholders should focus on the questions that matter most for their investment. We urge you to ask TICC these key questions should you be contacted by TICC.

QUESTION 1: Are management or interested board members of TICC receiving compensation, remuneration, or other payments related to the proposed change of control of the TICC external manager?

Stockholders should know that by changing the external manager it is estimated the transaction will generate $60 million in payments to TICC’s current external manager, which includes members of TICC’s Board, when this consideration could go to TICC stockholders1 which represents 16% of closing market capitalization on September 15, 2015. TICC has thus far failed to disclose the amount of these payments but nevertheless asks for your vote in approving this transaction. There would be no immediate or certain benefits to TICC stockholders other than the prospect of lower fees going forward. In fact, we believe TICC’s refusal to utilize stockholder buybacks to support net asset value is a sign of continued prioritization of its external manager (which would suffer under a buyback program—the external manager makes less if net asset value of TICC declines) over stockholder value (which would increase under such a program).

QUESTION 2: As compared to other business development companies and asset classes, what results has management’s leadership produced for TICC stockholders in the past three years? What about since TICC’s initial public offering?

As a TICC stockholder you likely know the underperformance of this platform very well. In fact, over the last three years, you would have generated higher returns investing in U.S. Treasuries – in an historic low interest rate environment – than you would have TICC’s stock.

				TICC Relative Underperformance
	One	Three	Since	One	Three	Since
Total Return %	Year	Year	IPO[2]	Year	Year	IPO
TICC	(21.8)%	(13.9)%	51.6%	—	—	—
BDC Composite[3]	(9.8)	7.4	206.0	(12.0)%	(21.3)%	(154.4)%
S&P 500	1.8	43.8	143.7	(23.6)	(57.7)	(92.1)
US Treasuries	3.2	3.9	60.4	(25.0)	(17.9)	(8.8)
Investment Grade Corporate Debt	1.1	7.3	84.3	(22.8)	(21.2)	(32.7)
High Yield Corporate Debt	(1.5)	10.7	105.7	(20.3)	(24.6)	(54.1)
TSLX[4]	12.0%	51.6%	N/A	(33.8)%	(65.5)%	N/A

Note: Market data as of 15-Sep-2015; Source: Bloomberg, fixed income benchmark data from Markit iBoxx

QUESTION 3: Why should the TICC external manager that oversaw this massive underperformance now be paid a premium at the EXPENSE of stockholders? Can’t the board simply replace the manager following the end of its contract?

We believe that TICC’s management has massively underperformed against all significant measurements of stockholder value since its IPO. We do not agree that there is reason the existing manager should be paid for TICC to change managers when it has failed so miserably. By engaging in this transaction with Benefit Street, the TICC board of directors has already acknowledged the external manager can and should be changed. Furthermore, in this case, the nature of the current TICC assets, which are highly liquid, we believe this is an easily manageable change.

Our proposal offers no compensation to TICC’s external manager while delivering an immediate premium to stockholders.

QUESTION 4: Is TICC’s dividend sustainable? Is TICC currently earning enough to deliver its dividend?

We believe the current dividend at TICC is highly unsustainable. At least five industry analysts have already indicated the TICC dividend will need to be cut because it is not possible to sustain a dividend that exceeds net investment income.5 Most recently, it paid a dividend in the second quarter of 2015 that exceeded its net investment income by 38%. By delivering you a dividend that exceeds net investment income, TICC has essentially been paying you a dividend out of the capital you invested – not out of the earnings from its investment strategy. This strategy has led to significant and consistent declines in net asset value from $10.02 in Q1 2013 to $8.60 as of Q2 2015, depleting your principal investment.

Because TSLX would acquire TICC versus simply replacing the external manager, stockholders would receive dividends in line with our current policy. We have committed to maintaining our current dividend policy. This policy is based on a clear ability to deliver sustainable and growing dividends over time. TSLX has earned net investment income (including realized gains in 2012) in excess of its dividend every year since commencement of our investing activities in July 2011 so the dividend we pay is secure and sustainable. To the extent we are successful in rotating the TICC portfolio into higher yielding investments, this dividend policy would result in increased dividend payments for stockholders over time.

QUESTION 5: As a stockholder, will I receive any immediate value as part of the Benefit Street transaction? The TSLX Proposal?

TICC/Benefit Street: There is no direct consideration being offered for your shares as part of this transaction other than the prospect of lower fees going forward. We believe the prospect of lower fees is a highly misleading distraction for stockholders as it would still leave stockholders’ investment in the hands of an external manager with absolutely no experience in this sector.

TSLX: Under the TSLX offer you will receive a premium to the share price, which is what the market considers TICC to be worth. We are offering consideration of $7.50 per share, which is a 20% premium to the undisturbed trading price of TICC shares on September 15, 2015, the day before TSLX publicly announced its proposal. Our proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, although this discount is less than the discount to net asset value at which the shares have traded since June 30th.

There are and have been many ways for TICC to raise this value itself, including through share buy-backs, but it has NEVER chosen to take this action. Stockholders know well the value destruction of TICC including consistent losses in net asset value and drastic falls in TICC’s share price.

QUESTION 6: How will the management fees and expenses to the external manager impact me as a shareholder?

Management fees and expenses are another area where a highly complex topic is often simplistically represented to give stockholders a false sense of comfort. To be clear, TSLX has a highly competitive management fee and expenses structure that supports our core focus on stockholder value. One of the industry’s most respected research analysts at Wells Fargo did detailed research into management fees and expenses as a representation of costs to stockholders. In this independent report, TSLX’s management fees as a percentage of the company’s total economics (defined as earnings before operating fees and expenses) were found to be BELOW TICC’s management fees against the same metric.6 Specifically, 34% of the total economics of your investment will go to the external manager in TSLX versus 40% under TICC. Under TSLX, your investment would be less impacted by management fees and expenses than it is currently with TICC.

QUESTION 7: Have other stockholders voiced their opinion on the recent events at TICC?

Stockholders should know that two of TICC’s largest stockholders, Raging Capital, LLC and Muzinich & Co., Inc. have already issued public letters imploring the TICC board to pursue all avenues to deliver stockholder value and to halt its efforts to approve the Benefit Street transaction immediately. We believe these letters are a clear condemnation of TICC’s proposed transaction with BSP. We welcome these views, as our proposal is fundamentally about delivering value to stockholders.

VOTE AGAINST TICC’S PROPOSALS– DON’T LET OTHERS DECIDE THE FATE OF YOUR INVESTMENT

We remain focused and determined on realizing the superior value of our proposal for TICC stockholders. We urge you to vote AGAINST the management proposals to protect your investment. For more information go to www.changeTICCnow.com. Your vote will stop TICC from pursuing a value destructive transaction and send a clear message that it MUST engage with TSLX to unlock stockholder value. Note, however, that voting against one or all of the TICC proposals is not equivalent to voting in favor of the TSLX Proposal. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.

TICC has over 30,000 stockholders - every vote is important in this election - no matter how many shares you own - vote AGAINST the proposal that lines the pockets of the current external manager who has been well rewarded while stockholders like you have suffered losses.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit votes at a special meeting of stockholders of TICC scheduled to be held on October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015 and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	Wells Fargo - September 18, 2015
[2]	TICC and benchmark returns to 21-Nov-2003
[3]	BDC Composite comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP and TCRD
[4]	TSLX 3-year total return based off of 30-Jun-2012 NAV per share, 15-Sep-2015 closing stock price, and cumulative dividends declared during the period
[5]	TICC Reiterates Rejection Of TSLX’s offer, Wells Fargo, September 22, 2015 and TICC: Writes Letter To Shareholders Urging Them To Vote For BSP, Wells Fargo, September 24, 2015; Board Making a Poor Deal? Should Shareholders Reject the Current Proposal?, Keefe, Bruyette & Woods, September 16, 2015; Brouhaha with TICC Could Spread to Other Out-of-Favor BDCs, Cantor Fitzgerald, September 16, 2015; TICC Capital Corp.: Takeover Heats Up – Maintain Neutral, Ladenburg Thalmann, September 16, 2015; BDC Update: Observations from the TICC rejection of the TSLX proposal, Gilford Securities Inc., September 21, 2015
[6]	The Q4 2015 BDC Scorecard, Wells Fargo, September 10, 2015

Contacts

Investors:

TPG Specialty Lending

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

Lucy Lu, 212-601-4753

llu@tpg.com

or

Media:

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson or Pat Tucker, 212-371-5999

tbj@abmac.com / pct@abmac.com